Exhibits 5.1 and 8.1
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                                                               August 30, 2004


IndyMac MBS, Inc.
155 North Lake Avenue
Pasadena, California  91101

Deutsche Bank National Trust Company
1761 East St. Andrew Place
Santa Ana, California 92705-4934

Greenwich Capital Markets, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

         Re:   IndyMac MBS, Inc.
               Residential Asset Securitization Trust 2004-R2
               Mortgage Pass-Through Certificates, Series 2004-R2
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Ladies and Gentlemen:

     We have acted as special counsel for IndyMac MBS, Inc., a Delaware corporation ("IndyMac MBS"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Trust Agreement, dated as of August 25, 2004 (the "Trust Agreement"), among IndyMac MBS, as depositor, Greenwich Capital Markets, Inc., as underlying certificate seller (the "Underlying Certificate Seller"), and Deutsche Bank National Trust Company, as trustee (the "Trustee"), securities intermediary (the "Securities Intermediary") and as bank (the "Bank").

     The Certificates will represent the entire beneficial ownership interest in Residential Asset Securitization Trust 2004-R2 (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a 100% interest in the IndyMac MBS, Inc., Residential Asset Securitization Trust 2004-A5, Mortgage Pass-Through Certificates, Series 2004-E, Class A-1 Certificates (the "Deposited Underlying Certificates"). The Deposited Underlying Certificates evidence a fractional undivided ownership interest in a trust consisting of a pool of conventional, fixed-rate mortgage loans secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Trust Agreement.

     In arriving at the opinions expressed below, we have examined such documents and records as we deemed appropriate, including the following:

     Signed copy of the Registration Statement on Form S-3 (File No. 333-116470) filed by IndyMac MBS with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), on June 14, 2004, together with each amendment thereto (such registration statement, as amended, and declared effective by the Commission on June 23, 2004) (such registration statement is referred to herein as the "Registration Statement").

     (ii) The Prospectus dated June 24, 2004 (the "Base Prospectus"), as supplemented by the Prospectus Supplement relating to the Public Certificates, dated August 26, 2004 (the "Prospectus Supplement"), in the form to be filed with the Commission pursuant to Rule 424(b) under the 1933 Act (the Base Prospectus, as supplemented by the Prospectus Supplement, the "Prospectus").

     (iii) Signed copy of the Trust Agreement.

     (iv) The underwriting agreement dated August 26, 2004, between IndyMac MBS and Greenwich Capital Markets, Inc, as underwriter (the "Underwriting Agreement").

     (v) Specimen Certificate of each Class of Certificates (together with the Registration Statement, the Base Prospectus, the Prospectus Supplement, the Trust Agreement and the Underwriting Agreement, the "Documents").

         In rendering the opinions set forth below, we have assumed, without independent investigation, that all of the Documents furnished to us are complete and authentic and that all of the Documents have been duly authorized, executed and delivered. Our opinions are also based on the assumption that all parties to the Trust Agreement will comply with the terms thereof, including all tax reporting requirements contained therein and that all representations made in the Trust Agreement by any party thereto are true.

     Our opinions are also based on the assumption that the issuance of the Certificates and the other transactions set forth in or contemplated by the Documents are not part of another transaction or another series of transactions that would require the Trust Fund, any investor or any other participant to treat such transaction or transactions as subject to the disclosure, registration, or list maintenance requirements of Section 6011, 6111 or 6112 of the Internal Revenue Code of 1986, as amended (the "Code").

     Based upon the foregoing, we are of the opinion that: (i) each REMIC described in the Trust Agreement will qualify as a real estate mortgage investment conduit within the meaning of Section 860D of the Code, (ii) the Regular Certificates will be treated as regular interests in the Master REMIC, and (iii) the Class A-R Certificates will represent ownership of the sole class of residual interest in each REMIC created pursuant to the Trust Agreement.

     These opinions are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the

Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes could be retroactive in application and could modify the legal conclusions upon which such opinions are based. Such opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Trust Agreement or the effect of such transactions on IndyMac Bank, F.S.B., any member of its federal consolidated group or any of its wholly owned affiliates.

     In rendering the foregoing opinions, we express no opinion on the laws of any jurisdiction other than the federal income tax laws of the United States. This opinion is rendered as of the date hereof and we undertake no obligation to update this opinion or advise you of any changes in the event there is any change in legal authorities, facts, assumptions or documents on which this opinion is based (including the taking of any action by any party to the Documents pursuant to any opinion of counsel or a waiver), or any inaccuracy in any of the representations, warranties or assumptions upon which we have relied in rendering this opinion unless we are specifically engaged to do so. This opinion is rendered only to those to whom it is addressed and may not be relied on in connection with any transactions other than the transactions contemplated herein. This opinion may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.


                                      Very truly yours,



                                      /s/ Sidley Austin Brown & Wood LLP
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                                          Sidley Austin Brown & Wood LLP